Exhibit 99.1
PRESS RELEASE
REINSURANCE GROUP OF AMERICA REPORTS SECOND-QUARTER RESULTS
•	Net income totals $2.10 per diluted share and operating income* $1.79 per diluted share

•	Operating income* reaches $130.6 million, up 19 percent over prior-year period

•	Mortality experience recovers from adverse first-quarter performance

•	Net unrealized securities losses decline 52 percent from first quarter
ST. LOUIS, July 27, 2009 — Reinsurance Group of America, Incorporated (NYSE:RGA), a leading global provider of life reinsurance, reported net income for the second quarter of $153.2 million, or $2.10 per diluted share, compared with $110.7 million, or $1.73 per diluted share in the prior-year quarter. Operating income* totaled $130.6 million, or $1.79 per diluted share, compared with $109.7 million, or $1.71 per diluted share in the year-ago quarter, increases of 19.1 percent and 4.7 percent, respectively.
For the first half of 2009, net income increased to $176.5 million, or $2.42 per diluted share, from $142.2 million, or $2.22 per diluted share, in the year-ago period. Operating income* totaled $197.9 million, or $2.71 per diluted share, compared with $180.6 million, or $2.82 per diluted share, in the prior-year period.

	Quarterly Results		Year-to-date Results
($ in thousands, except per share data)	2009	2008	2009	2008
Net premiums	$1,375,181	$1,358,555	$2,721,228	$2,656,620
Net income	153,179	110,702	176,469	142,207
Net income per diluted share	2.10	1.73	2.42	2.22
Operating income*	130,562	109,688	197,917	180,645
Operating income per diluted share*	1.79	1.71	2.71	2.82
Book value per share	42.59	49.13
Book value per share (excl. AOCI)*	45.90	45.04
Total assets	22,649,349	22,410,167

*	See ‘Use of Non-GAAP Financial Measures’ below
Quarterly and year-to-date earnings per share for 2009 include the effect of the company’s 10,235,000-share common stock offering in November 2008. Most of the $332 million of net proceeds from that offering have yet to be deployed in the business. Weaker foreign currencies negatively affected operating income by approximately $0.09 per share, after tax, for the 2009 quarter. Consolidated net premiums, including translated foreign currency-denominated premiums, increased modestly for the quarter. Excluding the effect of foreign currency translation, premiums increased approximately 9 percent.
This quarter’s net income included a pre-tax gain of $38.9 million, or $0.35 per diluted share on an after-tax basis, associated with the repurchase of $80.2 million in face amount of the company’s junior subordinated debentures. This transaction is not included in operating earnings.
A. Greig Woodring, president and chief executive officer, commented, “Our experience during 2009 continues to mirror that of 2008 as adverse mortality experience during the first quarter was again followed by strong results in the second quarter. We expect periods of mortality variations to offset over longer-term horizons. Overall, we are pleased with the second-quarter results especially since the year-ago period was exceptionally strong. We head into the second half of the year in a strong position. We

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believe fundamentals for the life reinsurance market are attractive and continue to see increasing new business quoting activity in the U.S. and substantial growth opportunities in our international markets as well. Our geographically diverse operations continue to yield benefits and with the strong results this quarter, we are back on track after a difficult first quarter.”
The company has posted to its Web site a Quarterly Financial Supplement that includes financial information for all segments as well as information on its investment portfolio. The investment profile remains appropriately positioned, with 95 percent of our fixed maturity securities held in the investment-grade categories.
Capital and Liquidity
The company’s capital and liquidity positions are strong and expected to remain strong for the foreseeable future. Book value increased $626.0 million, or 25 percent, on a per share basis from March 31, 2009, with a significant decline in net unrealized losses in the company’s investment portfolio. Credit-related impairments during the quarter were $20.8 million and were partially offset by net gains from investment sales with little overall impact to the company’s capital position. The company remains in a position to hold investment securities until financial markets improve, and does not rely on short-term funding or commercial paper.
Woodring continued, “We feel we are in good shape with respect to our level of capital and opportunities for capital deployment remain compelling. We continue to evaluate a number of transactions and expect to see block transaction opportunities for some period of time, given ever-changing dynamics in the primary life insurance industry and in the reinsurance competitive landscape. We did not execute any block transactions during the quarter, but we continue to evaluate several opportunities.”
SEGMENT RESULTS
U.S.
The U.S. division reported pre-tax income of $106.2 million for the quarter, down slightly from $109.2 million in the prior-year period. Pre-tax operating income improved to $119.2 million from $109.2 million the year before, an increase of 9 percent. Mortality experience recovered from the first quarter as claims came in at expected levels. Net premiums were up 7 percent to $808.8 million from $754.4 million in the prior-year quarter. On a year-to-date basis, net premiums increased 8 percent, in line with our guidance range of 6 to 8 percent.
The U.S. Asset Intensive business reported a pre-tax gain of $19.9 million compared with $9.9 million a year ago. On an operating basis, the pre-tax gain increased to $16.0 million from $9.3 million a year ago. Current-period increases were primarily related to significant improvements in underlying fund values.
Canada
Canadian operations reported pre-tax net income of $25.5 million, down slightly from $26.8 million a year ago. Pre-tax operating income totaled $17.6 million versus $23.8 million, reflecting slightly adverse mortality experience in the current quarter coupled with very favorable mortality experience a year ago. Foreign currency fluctuations negatively affected pre-tax operating income by approximately $3.7 million in the 2009 quarter. On a Canadian dollar basis, net premiums increased approximately 27 percent, aided by a strong increase in creditor business. On a U.S. dollar basis, net premiums rose to $154.9 million from $139.5 million in the year-ago quarter.

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Asia Pacific
Asia Pacific reported a strong quarter, with pre-tax net income of $25.5 million compared with $21.3 million in the year-ago quarter. Pre-tax operating income increased 8.3 percent to $24.7 million compared to $22.8 million a year ago, primarily as a result of favorable claims experience in Australia and Japan, and despite adverse foreign currency exchange of $2.8 million. Net premiums totaled $229.4 million compared with $277.7 million. Current-period premiums were negatively affected by approximately $39.1 million due to foreign currency fluctuations.
Europe & South Africa
Europe & South Africa reported pre-tax net income of $12.4 million for the quarter compared with $17.0 million a year ago. Pre-tax operating income was $12.4 million versus $17.2 million last year. Claims experience varied by country and was slightly adverse in the U.K. Pre-tax operating income was also adversely affected by $1.7 million associated with foreign currency exchange rates. Net premiums declined to $180.0 million from $185.5 million due to weaker foreign currencies, which had a negative effect of $41.2 million.
Corporate and Other
The company reported a favorable adjustment associated with an uncertain tax position of $12.0 million during the quarter, lowering the effective tax rate for operating earnings to 28.1 percent compared with 35.2 percent a year ago. Further, the segment results reflect a $4.8 million pre-tax foreign currency gain related to the company’s repayment of foreign-denominated debt.
New Director
The company announced that Rachel Lomax, retired deputy governor of the Bank of England, was elected to the board of directors and appointed to the Audit and Finance, Investment & Risk Management Committees. Lomax’s election increases the size of the board to eight members.
Dividend Declaration
The company’s board of directors declared a regular quarterly dividend of $0.09, payable August 24 to shareholders of record as of August 3.
Earnings Conference Call
A conference call to discuss the company’s second-quarter results will begin at 9 a.m. Eastern Time on Tuesday, July 28. Interested parties may access the call by dialing 1-877-879-6207 (domestic) or 719-325-4763 (international). The access code is 8648151. A live audio webcast of the conference call will be available on the company’s investor relations Web page at www.rgare.com. A replay of the conference call will be available at the same address for 90 days following the conference call. A telephonic replay will also be available through August 4 at 888-203-1112 (domestic) or 719-457-0820, access code 8648151.
Use of Non-GAAP Financial Measures
RGA uses a non-GAAP financial measure called operating income as a basis for analyzing financial results. This measure also serves as a basis for establishing target levels and awards under RGA’s

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management incentive programs. Management believes that operating income, on a pre-tax and after-tax basis, better measures the ongoing profitability and underlying trends of the company’s continuing operations, primarily because that measure excludes the effect of net investment related gains and losses, as well as changes in the fair value of certain embedded derivatives and related deferred acquisition costs. These items can be volatile, primarily due to the credit market and interest rate environment and are not necessarily indicative of the performance of the company’s underlying businesses. Additionally, operating income excludes any net gain or loss from discontinued operations and the cumulative effect of any accounting changes, which management believes are not indicative of the company’s ongoing operations. The definition of operating income can vary by company and is not considered a substitute for GAAP net income. Reconciliations to GAAP net income are provided in the following tables. Additional financial information can be found in the Quarterly Financial Supplement on RGA’s Investor Relations site at www.rgare.com in the “Quarterly Results” tab and in the “Featured Report” section.
Book value per share outstanding before impact of AOCI is a non-GAAP financial measure that management believes is important in evaluating the balance sheet in order to ignore the effects of unrealized amounts primarily associated with mark-to-market adjustments on investments and foreign currency translation.
About RGA
Reinsurance Group of America, Incorporated is among the largest global providers of life reinsurance with subsidiary companies or offices in Australia, Barbados, Bermuda, Canada, China, France, Germany, Hong Kong, India, Ireland, Italy, Japan, Mexico, Poland, South Africa, South Korea, Spain, Taiwan, the United Kingdom and the United States. Worldwide, the company has approximately $2.2 trillion of life reinsurance in force, and assets of $22.6 billion.
Investor Contact
Jack B. Lay
Senior Executive Vice President and Chief Financial Officer
(636) 736-7000
Cautionary Statement Regarding Forward-looking Statements
This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, statements relating to projections of the earnings, revenues, income or loss, future financial performance and growth potential of Reinsurance Group of America, Incorporated and its subsidiaries (which we refer to in the following paragraphs as “we,” “us” or “our”). The words “intend,” “expect,” “project,” “estimate,” “predict,” “anticipate,” “should,” “believe,” and other similar expressions also are intended to identify forward-looking statements. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future events and actual results, performance and achievements could differ materially from those set forth in, contemplated by or underlying the forward-looking statements.
Numerous important factors could cause actual results and events to differ materially from those expressed or implied by forward-looking statements including, without limitation, (1) adverse capital and credit market conditions and their impact on our liquidity, access to capital, and cost of capital, (2) the impairment of other financial institutions and its effect on our business, (3) requirements to post collateral or make payments due to declines in market value of assets subject to our collateral arrangements, (4) the fact that the determination of allowances and impairments taken on our investments is highly subjective,

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(5) adverse changes in mortality, morbidity, lapsation, or claims experience, (6) changes in our financial strength and credit ratings and the effect of such changes on our future results of operations and financial condition, (7) inadequate risk analysis and underwriting, (8) general economic conditions or a prolonged economic downturn affecting the demand for insurance and reinsurance in our current and planned markets, (9) the availability and cost of collateral necessary for regulatory reserves and capital, (10) market or economic conditions that adversely affect the value of our investment securities or result in the impairment of all or a portion of the value of certain of our investment securities, (11) market or economic conditions that adversely affect our ability to make timely sales of investment securities, (12) risks inherent in our risk management and investment strategy, including changes in investment portfolio yields due to interest rate or credit quality changes, (13) fluctuations in U.S. or foreign currency exchange rates, interest rates, or securities and real estate markets, (14) adverse litigation or arbitration results, (15) the adequacy of reserves, resources, and accurate information relating to settlements, awards, and terminated and discontinued lines of business, (16) the stability of and actions by governments and economies in the markets in which we operate, (17) competitive factors and competitors’ responses to our initiatives, (18) the success of our clients, (19) successful execution of our entry into new markets, (20) successful development and introduction of new products and distribution opportunities, (21) our ability to successfully integrate and operate reinsurance business that we acquire, (22) regulatory action that may be taken by state Departments of Insurance with respect to us, (23) our dependence on third parties, including those insurance companies and reinsurers to which we cede some reinsurance, third-party investment managers, and others, (24) the threat of natural disasters, catastrophes, terrorist attacks, epidemics, or pandemics anywhere in the world where we or our clients do business, (25) changes in laws, regulations, and accounting standards applicable to us, our subsidiaries, or our business, (26) the effect of our status as an insurance holding company and regulatory restrictions on our ability to pay principal of and interest on our debt obligations, and (27) other risks and uncertainties described in this document and in our other filings with the Securities and Exchange Commission.
Forward-looking statements should be evaluated together with the many risks and uncertainties that affect our business, including those mentioned in this document and described in the periodic reports we file with the Securities and Exchange Commission. These forward-looking statements speak only as of the date on which they are made. We do not undertake any obligations to update these forward-looking statements, even though our situation may change in the future. We qualify all of our forward-looking statements by these cautionary statements. For a discussion of the risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements, you are advised to review the risk factors in our 2008 Form 10-K.

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REINSURANCE GROUP OF AMERICA, INCORPORATED AND SUBSIDIARIES
Reconciliation of Consolidated Net Income From Continuing Operations
to Operating Income
(Dollars in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Unaudited)	2009	2008	2009	2008
GAAP net income-continuing operations	$153,179	$110,806	$176,469	$147,395
Reconciliation to operating income:
Capital losses, derivatives and other, net included in investment related losses, net	96,091	1,207	140,208	1,831
Embedded derivatives:
Included in investment related (gains) losses, net	(146,624)	3,962	(143,236)	104,595
Included in interest credited	(8,301)	(6,011)	(13,582)	35,905
Included in policy acquisition costs and other insurance expenses	1,136	1,554	1,984	(6,305)
DAC offset, net	60,350	(1,830)	61,343	(102,776)
Gain on debt repurchase	(25,269)	—	(25,269)	—

Operating income	$130,562	$109,688	$197,917	$180,645

Reconciliation of Consolidated Pre-tax Net Income From Continuing Operations
to Pre-tax Operating Income
(Dollars in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Unaudited)	2009	2008	2009	2008
Income from continuing operations before income taxes	$215,423	$170,964	$249,629	$227,652
Reconciliation to pre-tax operating income:
Capital losses, derivatives and other, net included in investment related losses, net	148,794	1,962	217,106	2,824
Embedded derivatives:
Included in investment related (gains) losses, net	(225,574)	6,095	(220,362)	160,915
Included in interest credited	(12,772)	(9,248)	(20,896)	55,238
Included in policy acquisition costs and other insurance expenses	1,748	2,390	3,052	(9,700)
DAC offset, net	92,846	(2,817)	94,375	(158,118)
Gain on debt repurchase	(38,875)	—	(38,875)	—

Pre-tax operating income	$181,590	$169,346	$284,029	$278,811

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REINSURANCE GROUP OF AMERICA, INCORPORATED AND SUBSIDIARIES
Reconciliation of Pre-tax Net Income From Continuing Operations
to Pre-tax Operating Income
(Dollars in thousands)

	Three Months Ended June 30, 2009
		Capital
		(gains)		Change in
		losses,		value of	Gain
	Pre-tax	derivatives,		embedded	on	Pre-tax
	net	and other,		derivatives,	debt	operating
(Unaudited)	income	net		net	repurchase	income
U.S. Operations:
Traditional	$83,287	$16,934		$—	—	$100,221
Asset Intensive	19,945	(9,574	)(1)	5,614 (2)	—	15,985
Financial Reinsurance	2,994	(38)		—	—	2,956

Total U.S.	106,226	7,322		5,614	—	119,162
Canada Operations	25,514	(7,951)		—	—	17,563
Europe & South Africa	12,363	14		—	—	12,377
Asia Pacific Operations	25,520	(855)		—	—	24,665
Corporate and Other	45,800	898		—	(38,875)	7,823

Consolidated	$215,423	$(572)		$5,614	(38,875)	$181,590

(1)	Asset Intensive is net of $(149,366) DAC offset.

(2)	Asset Intensive is net of $242,212 DAC offset.

	Three Months Ended June 30, 2008
		Capital
		(gains)		Change in
	Pre-tax	losses,		value of	Pre-tax
	net	derivatives,		embedded	operating
	income	and other,		derivatives,	income
(Unaudited)	(loss)	net		net	(loss)
U.S. Operations:
Traditional	$95,622	$637		$—	$96,259
Asset Intensive	9,893	(3,252	)(1)	2,621 (2)	9,262
Financial Reinsurance	3,651	2		—	3,653

Total U.S.	109,166	(2,613)		2,621	109,174
Canada Operations	26,778	(3,026)		—	23,752
Europe & South Africa	17,041	131		—	17,172
Asia Pacific Operations	21,256	1,510		—	22,766
Corporate and Other	(3,277)	(241)		—	(3,518)

Consolidated	$170,964	$(4,239)		$2,621	$169,346

(1)	Asset Intensive is net of $(6,201) DAC offset.

(2)	Asset Intensive is net of $3,384 DAC offset.

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REINSURANCE GROUP OF AMERICA, INCORPORATED AND SUBSIDIARIES
Reconciliation of Pre-tax Net Income From Continuing Operations
to Pre-tax Operating Income
(Dollars in thousands)

	Six Months Ended June 30, 2009
		Capital
		(gains)		Change in
	Pre-tax	losses,		value of	Gain
	net	derivatives,		embedded	on	Pre-tax
	income	and other,		derivatives,	debt	operating
(Unaudited)	(loss)	net		net	repurchase	income
U.S. Operations:
Traditional	$117,637	$55,162		$—	—	$172,799
Asset Intensive	(7,077)	(25,606	)(1)	44,927 (2)	—	12,244
Financial Reinsurance	8,515	(70)		—	—	8,445

Total U.S.	119,075	29,486		44,927	—	193,488
Canada Operations	41,700	(6,380)		—	—	35,320
Europe & South Africa	20,898	(408)		—	—	20,490
Asia Pacific Operations	29,093	2,712		—	—	31,805
Corporate and Other	38,863	2,938		—	(38,875)	2,926

Consolidated	$249,629	$28,348		$44,927	(38,875)	$284,029

(1)	Asset Intensive is net of $(188,758) DAC offset.

(2)	Asset Intensive is net of $283,133 DAC offset.

	Six Months Ended June 30, 2008
		Capital
		(gains)		Change in
	Pre-tax	losses,		value of	Pre-tax
	net	derivatives,		embedded	operating
	income	and other,		derivatives,	income
(Unaudited)	(loss)	net		net	(loss)
U.S. Operations:
Traditional	$150,070	$3,145		$—	$153,215
Asset Intensive	(31,209)	(1,506	)(1)	47,524 (2)	14,809
Financial Reinsurance	5,590	3		—	5,593

Total U.S.	124,451	1,642		47,524	173,617
Canada Operations	50,449	1,481		—	51,930
Europe & South Africa	23,084	(614)		—	22,470
Asia Pacific Operations	39,819	996		—	40,815
Corporate and Other	(10,151)	130		—	(10,021)

Consolidated	$227,652	$3,635		$47,524	$278,811

(1)	Asset Intensive is net of $811 DAC offset.

(2)	Asset Intensive is net of $(158,929) DAC offset.

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REINSURANCE GROUP OF AMERICA, INCORPORATED AND SUBSIDIARIES
Per Share and Shares Data
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
(Unaudited)	June 30,		June 30,
	2009	2008	2009	2008
Earnings per share from continuing operations:
Basic earnings per share	$2.11	$1.78	$2.43	$2.37
Diluted earnings per share	$2.10	$1.73	$2.42	$2.30

Diluted earnings per share from operating income	$1.79	$1.71	$2.71	$2.82

Earnings per share from net income:
Basic earnings per share	$2.11	$1.78	$2.43	$2.29
Diluted earnings per share	$2.10	$1.73	$2.42	$2.22

Weighted average number of common and common equivalent shares outstanding	72,939	63,982	72,912	64,106

	At or For the
	Six Months
	Ended June 30,
(Unaudited)	2009	2008
Treasury shares	589	813
Common shares outstanding	72,775	62,316
Book value per share outstanding	$42.59	$49.13
Book value per share outstanding, before impact of AOCI	$45.90	$45.04

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REINSURANCE GROUP OF AMERICA, INCORPORATED AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(Dollars in thousands)

	Three Months Ended		Six Months Ended
(Unaudited)	June 30,		June 30,
	2009	2008	2009	2008
Revenues:
Net premiums	$1,375,181	$1,358,555	$2,721,228	$2,656,620
Investment income, net of related expenses	284,636	254,868	507,832	454,394
Investment related gains (losses), net:
Other-than-temporary impairments on fixed maturity securities	(36,942)	(548)	(71,337)	(5,699)
Other-than-temporary impairments on fixed maturity securities transferred to other comprehensive income	16,135	—	16,135	—
Other investment related gains (losses), net	98,995	(6,531)	61,128	(156,640)

Total investment related gains (losses), net	78,188	(7,079)	5,926	(162,339)
Other revenue	75,161	36,262	109,020	54,198

Total revenues	1,813,166	1,642,606	3,344,006	3,002,873

Benefits and expenses:
Claims and other policy benefits	1,123,696	1,128,827	2,293,440	2,248,339
Interest credited	72,897	63,000	109,806	136,897
Policy acquisition costs and other insurance expenses	308,403	189,272	507,204	205,534
Other operating expenses	71,095	61,997	137,844	125,337
Interest expense	19,595	21,580	41,712	44,674
Collateral finance facility expense	2,057	6,966	4,371	14,440

Total benefits and expenses	1,597,743	1,471,642	3,094,377	2,775,221

Income before income taxes	215,423	170,964	249,629	227,652
Income tax expense	62,244	60,158	73,160	80,257

Income from continuing operations	153,179	110,806	176,469	147,395
Discontinued operations:
Loss from discontinued accident and health operations, net of income taxes	—	(104)	—	(5,188)

Net income	$153,179	$110,702	$176,469	$142,207

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